UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 17, 2012 /December 13, 2012

(Date of Report/Date of earliest event reported)

DOMTAR CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-33164	20-5901152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

395 de Maisonneuve Blvd. West

Montreal, Quebec

Canada H3A 1L6

(Address and zip code of principal executive offices)

(514) 848-5555

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05	Costs Associated With Exit or Disposal Activities

On December 13, 2012, Domtar Corporation announced that it will permanently shut down one pulp machine at its Kamloops, British Columbia pulp mill. Prevailing economic conditions in the global pulp markets and the deteriorated competitiveness of this small pulp manufacturing line, coupled with unforeseen boiler repair costs, have forced the Company to proceed with the shutdown. This decision will result in a permanent curtailment of the Company’s annual pulp production by approximately 120,000 air-dried metric tons of sawdust softwood pulp, and will affect approximately 125 employees. These measures are expected to be in place by the end of March 2013.

The total pre-tax charge to earnings in connection with these changes is estimated to be $32 million of which an estimated $24 million represent non-cash charges relating to the write-off and the accelerated depreciation of the carrying amounts of the manufacturing equipment, related spare parts and supplies inventory. Of the estimated pre-tax cash charges of $8 million, $5 million relates to severance and employee benefits and $3 million relates to other items such as training. Of the estimated total pre-tax charge of $32 million, $16 million is expected to be recognized in the fourth quarter of 2012 and $16 million is expected to be incurred during 2013.

Costs associated with exit activities are based on management’s best estimates. Although the Company does not anticipate significant changes, actual costs may differ from these estimates due to subsequent business developments. As such, additional costs may be recorded in future periods.

A copy of the news release is being furnished as Exhibit 99.1 to this form 8-K.

ITEM 9.01	Financial Statements and Exhibits

(d)  Exhibits

Exhibit 99.1:    Press release of Domtar Corporation, dated December 13, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMTAR CORPORATION
(Registrant)

By:	/s/ Razvan L. Theodoru
Name: Razvan L. Theodoru
Title: Vice-President, Corporate Law and Secretary

Date: December 17, 2012